LAIDLAW INTERNATIONAL REPORTS IMPROVED RESULTS FOR SECOND QUARTER FISCAL 2005
Realizes Gain on Sale of Healthcare Businesses
Provides Guidance for Fiscal 2005 Continuing Operations

NAPERVILLE, Ill., April 6, 2005 — Laidlaw International, Inc. (NYSE: LI) today reported the results for its second quarter ended February 28, 2005. The company had income from continuing operations of $20.7 million as compared to income from continuing operations of $3.8 million for the second quarter of the last fiscal year. Diluted earnings per share from continuing operations were $0.20 for the second quarter of 2005 as compared to $0.04 in the prior year’s quarter.

During the quarter the company sold its healthcare businesses and their results are presented as discontinued operations. The sale resulted in a gain of $210.4 million which, when combined with the operating results of the healthcare businesses through the February 10, 2005 sale date, produced $215.5 million of income from discontinued operations. Net income for the quarter totaled $236.2 million or $2.36 per basic share.

“The results this quarter benefited from the focus each of our operations had on improving margins as well as from better weather with fewer snow days than last year,” said Kevin Benson, President and Chief Executive Officer of Laidlaw International, Inc. “In addition, we had very favorable insurance and claims costs in the quarter as compared to prior year.”

“The sale of the healthcare companies enabled us to significantly reduce indebtedness and we are now examining alternatives to reduce the cost of our remaining debt,” Mr. Benson added. “I believe our resulting balance sheet will show considerable strength and move us closer towards our goal of an investment grade rating.”

Revenue of $763.7 million was relatively flat as compared to prior year. Favorable foreign exchange translation offset the impact of the company’s efforts to focus on improving profitability by shedding underperforming contracts and bus routes.

Operating income for the second quarter of 2005 was $50.9 million, an increase of $31.4 million, compared to $19.5 million for the prior year quarter. Second quarter EBITDA (a non-GAAP financial measure, representing operating income plus depreciation and amortization) was $115.9 million as compared to an EBITDA of $80.4 million in the second quarter of fiscal 2004, and reflects improvements in all three business segments. While lower insurance and claims costs contributed most of the improvement, further benefits were also realized from improved operations. The continued focus across each of the businesses to improve labor productivity and reduce operating costs more than offset rising fuel prices.

Insurance and claims costs as a percentage of revenue were significantly lower than prior year reflecting favorable trends and disproportionately high claims costs in the first half of fiscal 2004. In the second half of fiscal 2004, these costs as a percentage of revenue declined to 5.5% from 8.0% for the first half of fiscal 2004. The company expects a more even distribution of costs in the current year and does not anticipate the year over year improvement in insurance and claims costs to continue in the second half of fiscal 2005.

Schedules reconciling EBITDA to income from continuing operations and EBITDA to net cash provided by operating activities are provided as a supplement to this release.

As the company has outlined in the past, the strategic plans prioritize improvements in profitability rather than revenue growth. As a result, consolidated revenue from continuing operations for fiscal 2005 is expected to be flat to down 2% over fiscal 2004. EBITDA from continuing operations for fiscal 2005 is projected to range from $405 to $420 million. On a continuing operations basis Laidlaw reported an EBITDA for fiscal 2004 of $373 million. Net capital expenditures for fiscal 2005 are projected to be approximately $170 to $180 million.

As of February 28, 2005, the company had unrestricted cash and cash equivalents of $296.4 million and debt outstanding of $544.3 million. At the end of the quarter, the pension liability was $99.6 million reflecting the contribution of the proceeds of the sale of stock in the pension trust. Laidlaw acquired and retired the shares from the pension trust during the quarter. Net capital expenditures for the six month period were $52.6 million as compared to $89.4 million for the prior year.

Included with the financials in this press release is a supplemental schedule of results on a continuing operations basis of fiscal 2004 third and fourth quarter.

The company will hold a conference call hosted by senior management to discuss the financial results on Thursday, April 7, 2005 at 10:00 a.m. (eastern). A web cast of the conference call will be accessible at Laidlaw International’s website www.laidlaw.com.

To participate in the call, please dial:

800-370-0740 – (US and Canada)
973-409-9259 – (International)

A replay will be available immediately after the conference call through May 7, 2005. To access the replay, dial 877-519-4471 (U.S and Canada) or 973-341-3080 (International); access code: 5807909. Additionally, the web cast will be archived on the company’s website.

Forward-Looking Statements

Certain statements contained in this press release, including statements regarding the status of future operating results and market opportunities and other statements that are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of terminology such as: believe, hope, may, anticipate, should, intend, plan, will, expect, estimate, continue, project, positioned, strategy and similar expressions. Such statements involve certain risks, uncertainties and assumptions that include, but are not limited to:

- - - - - - - - - -	Economic and other market factors, including competitive pressures and changes in pricing policies;
The ability to implement initiatives designed to increase operating efficiencies or improve results;
Greyhound Lines’ ability to remain in compliance with the financial covenants under the Greyhound Facility;
Control of costs related to accident and other risk management claims;
Costs and risks associated with litigation;
Changes in interpretations of existing, or adoption of new legislation, regulations or other laws;
Changes in homeland security or terrorist activity;
Significant restrictive covenants in the company’s and its subsidiaries’ various credit facilities;
Potential changes in the mix of businesses we operate; and
Increases in prices of fuel and shortages.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. In light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures the company makes on related subjects, including in “Note Regarding Forward-Looking Statements” and “Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations “ in the company’s Form 10-K for the year ended August 31, 2004, and as may be detailed in the company’s other filings from time to time with the Securities and Exchange Commission.

Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport and public transit services. The company’s shares trade on the New York Stock Exchange (NYSE: LI). For more information, visit our website at www.laidlaw.com.

Contact:
Sarah Lewensohn
Director, Investor Relations
(630) 848-3120

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LAIDLAW INTERNATIONAL, INC.
Consolidated Statements of Operations
( $ in millions except per share amounts )
(unaudited)

	Three Months Ended		Six Months Ended
February 28, 2005		February 29, 2004	February 28, 2005	February 29, 2004

Revenue	$763.7	$761.6	$1,577.4	$1,576.5
Compensation expense	390.1	397.9	793.7	809.8
Insurance and accident claim costs	34.1	61.5	90.2	126.2
Vehicle related costs	63.8	63.7	127.1	129.0
Occupancy costs	39.9	39.8	77.1	78.3
Fuel	48.0	41.1	98.9	81.1
Depreciation and amortization	65.0	60.9	133.2	127.9
Other operating expenses	71.9	77.2	147.2	152.5

Operation income	50.9	19.5	110.0	71.7
Interest expense	(19.8)	(19.4)	(39.1)	(38.0)
Other income (expenses), net	3.6	(4.5)	5.0	(3.7)

Income (loss) from continuing
operations before income taxes	34.7	(4.4)	75.9	30.0
Income tax benefit (expense)	(14.0)	8.2	(30.4)	(5.2)

Income from continuing operations	20.7	3.8	45.5	24.8
Income from discontinued operations	215.5	3.4	221.1	5.0

Net income	$236.2	$7.2	$266.6	$29.8

Basic earnings per share
Continuing operations	$0.21	$0.04	$0.45	$0.25
Discontinued operations	2.15	0.03	2.21	0.05

Net income	$2.36	$0.07	$2.66	$0.30

Diluted earnings per share
Continuing operations	$0.20	$0.04	$0.44	$0.24
Discontinued operations	2.08	0.03	2.13	0.05

Net income	$2.28	$0.07	$2.57	$0.29

LAIDLAW INTERNATIONAL, INC.
Operating Highlights
( $ in millions )
(unaudited)

	Three Months Ended		Six Months Ended
February 28, 2005		February 29, 2004	February 28, 2005	February 29, 2004

Revenue
Education services	$405.1	$394.8	$857.0	$850.5
Public Transit services	73.9	72.5	150.9	144.6
Greyhound	284.7	294.3	569.5	581.4

Consolidated	$763.7	$761.6	$1,577.4	$1,576.5

EBITDA
Education services	$85.9	$73.0	$198.1	$182.0
Public Transit services	4.9	(4.1)	8.2	(4.4)
Greyhound	25.1	11.5	36.9	22.0

Consolidated	$115.9	$80.4	$243.2	$199.6

EBITDA Margins
Education services	21.2%	18.5%	23.1%	21.4%
Public Transit services	6.6%	(5.7)%	5.4%	(3.0)%
Greyhound	8.8%	3.9%	6.5%	3.8%
Consolidated	15.2%	10.6%	15.4%	12.7%
Net Capital Expenditures			52.6	89.4

EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the company believes it provides useful information regarding its ability to service or incur debt. EBITDA is not calculated the same way by all companies. We define EBITDA as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (“GAAP”) and is not indicative of operating income or cash flow from operations as determined under GAAP.

LAIDLAW INTERNATIONAL, INC.
Consolidated Statements of Operations – Fiscal 2004
( $ in millions except per share amounts )
(unaudited)

	Three Months Ended
	May 31,	August 31, 2004
	2004
Revenue	$838.1	$612.3
Compensation expense	424.3	321.8
Insurance and accident claim costs	56.5	23.3
Vehicle related costs	64.1	67.4
Occupancy costs	38.6	40.9
Fuel	45.1	36.9
Depreciation and amortization	61.5	41.4
Other operating expenses	74.2	83.3

Operating income (loss)	73.8	(2.7)
Interest expense	(19.6)	(21.0)
Other income (expenses), net	(0.2)	6.0

Income (loss) from continuing operations
before income taxes	54.0	(17.7)
Income tax (expense) benefit	(21.9)	7.3

Income (loss) from continuing operations	32.1	(10.4)
Income from discontinued operations	2.5	7.7

Net income (loss)	$34.6	$(2.7)

Basic earnings (loss) per share
Continuing operations	$0.32	$(0.10)
Discontinued operations	0.03	0.07

Net income (loss)	$0.35	$(0.03)

Diluted earnings (loss) per share
Continuing operations	$0.31	$(0.10)
Discontinued operations	0.02	0.07

Net income (loss)	$0.33	$(0.03)

LAIDLAW INTERNATIONAL, INC.
Reconciliation of Non-GAAP Financial Measures
( $ in millions )
(unaudited)

	Three Months Ended		Six Months Ended
February 28, 2005		February 29, 2004	February 28, 2005	February 29, 2004

EBITDA	$115.9	$80.4	$243.2	$199.6
Depreciation and amortization	(65.0)	(60.9)	(133.2)	(127.9)
Interest expense	(19.8)	(19.4)	(39.1)	(38.0)
Other income (expense), net	3.6	(4.5)	5.0	(3.7)
Income tax benefit (expense)	(14.0)	8.2	(30.4)	(5.2)

Income from continuing operations	$20.7	$3.8	$45.5	$24.8
Three Months Ended			Six Months Ended
February 28, 2005		February 29, 2004	February 28, 2005	February 29, 2004

EBITDA	$115.9	$80.4	$243.2	$199.6
Cash paid for interest	(22.4)	(21.9)	(31.4)	(31.4)
Cash received (paid) for income taxes	(0.4)	12.3	(1.0)	11.2
Cash provided by (used to fund) accounts receivable	14.1	33.4	(127.8)	(124.1)
Cash provided by (used to fund) changes in other assets and liabilities	23.5	(21.2)	(30.9)	(13.0)
Other items	0.3	(0.4)	2.1	0.1

Net cash provided by operating activities	$131.0	$82.6	$54.2	$42.4

Net cash provided by (used in) investing activities	$761.4	$(21.8)	$749.6	$(56.4)

Net cash provided by (used in) financing activities	$(654.8)	$(49.5)	$(640.1)	$19.9

EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the company believes it provides useful information regarding its ability to service or incur debt. EBITDA is not calculated the same way by all companies. We define EBITDA as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (“GAAP”) and is not indicative of operating income or cash flow from operations as determined under GAAP.